Exhibit 99.1

Third Quarter 2017 - Earnings Release and Dividend Declaration

FOR IMMEDIATE RELEASE

From: Nicole Williams

           Uwharrie Capital Corp

           704-991-1276

Date:  November 22, 2017

Albemarle - Uwharrie Capital Corp and its subsidiary, Uwharrie Bank, reported consolidated total assets of $592 million at September 30, 2017, versus $548 million at December 31, 2016.

Net income for the nine-month period ended September 30, 2017, was $1.8 million versus $1.8 million for the same period in 2016.  For the nine months, ended September 30, 2017, net income available to common shareholders was $1.4 million or $0.20 per share compared to $1.3 million or $0.19 per share for September 30, 2016. Net income available to common shareholders takes into consideration the payment of dividends on preferred stock issued by the Company. The difference in earnings for the nine-month period ending September 30, 2017 versus the same period ending 2016 reflects the additional interest income associated with the strong growth in the loan portfolio.

Net income for the three-month period ended September 30, 2017, was $588 thousand versus $540 thousand for the same period in 2016.  For the three months, ended September 30, 2017, net income available to common shareholders was $440 thousand or $0.06 per share compared to $391 thousand or $0.06 per share for September 30, 2016.

On November 21, 2017, Uwharrie Capital Corp Board of Directors declared a 2% stock dividend to be paid to common stock shareholders on December 27, 2017.

Shareholders of Uwharrie Capital Corp, as of the record date December 15, 2017, will receive the dividend which will be paid electronically via book-entry. No stock certificates will be issued. Shareholders will receive a Direct Registration System (DRS) statement, indicating the new shares gained.    If the stock is held in a brokerage account, shares will be electronically delivered directly to the appropriate account.  Only whole shares of stock will be issued.  If applicable, a check for payment of a fractional share may also be issued or deposited electronically.

Contact David Beaver, Chief Financial Officer at 704-991-1266 for further information.

About Uwharrie Capital Corp

Uwharrie Capital Corp offers a full range of financial solutions through Uwharrie Bank, Uwharrie Investment Advisors, and Uwharrie Bank Mortgage.  Additional information on Uwharrie Capital Corp may be found at www.UwharrieCapitalCorp.com or by calling 704-982-4415.

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